COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION
                           AT RICHMOND, MARCH 2, 2001

APPLICATION OF

VIRGINIA ELECTRIC AND POWER COMPANY             CASE NO. PUE000745

For a certificate of public convenience and necessity pursuant to the Utility Facilities Act, and authority pursuant to the Utility Transfers Act, to acquire cogeneration facilities in Altavista, Hopewell, and Southampton, Virginia

FINAL ORDER

     On December 21, 2000, Virginia Electric and Power Company ("Virginia Power" or the "Company") filed an application with the State Corporation Commission ("Commission") pursuant to the Utility Facilities Act ("Facilities Act"), ss.ss. 56-265.1 through 56-265.9 of the Code of Virginia, for a certificate of public convenience and necessity for the acquisition of three 70 MW coal-fired cogeneration facilities located in the town of Altavista, the city of Hopewell, and the county of Southampton, Virginia (the "Facilities"). Virginia Power represented in its application tha the Company does not require approval under the Utility Transfers Act (the "Transfers Act"), ss.ss. 56-88 through 56-92 of the Code of Virginia, for this acquisition. Virginia Power requested, however, that should the Commission determine the Transfers Act applies, authority be granted to the Company to acquire the Facilities.

     On January 11, 2001, the Commission issued an Order which stated that the Commission disagreed with Virginia Power that the Company does not need

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authority  pursuant to the Transfers Act, and docketed the application  pursuant to both the Facilities Act and the Transfers Act. The Commission directed the Company to give customers and public officials within the Facilities' service areas notice of its application and provided interested persons with an opportunity to comment and request a hearing. In addition, the Commission directed Staff to review and analyze the application and to file a report detailing its findings and recommendations.

     On February 2, Virginia Power filed proofs of notice and service required by the January 11, 2001, Order.

     Pursuant to the January 11, 2001 Order, Staff also filed its report on February 20, 2001. The Staff Report evaluated the proposed acquisition under the Facilities Act and recommended that Virginia Power be granted a certificate of public convenience and necessity. The Staff Report also discussed the transaction in terms of the Transfers Act. Staff determined that the Company's proposed acquisition of the Facilities would neither impair nor jeopardize the provision of adequate service to the public at just and reasonable rates and recommended that Virginia Power receive authority for the acquisition. The Staff Report further determined that it was economically justifiable for Virginia Power to acquire the Facilities. Finally, Staff recommended that Virginia Power be exempt from the rules issued in Commonwealth of Virginia ex rel. Ex Parte: In the matter of adopting Commission rules for electric capacity bidding programs, Case No. PUE900029, 1990 S.C.C. Ann. Rept. 340 ("Bidding Rules").

     The Company did not file a response to the Report and represented to Staff that it had no objections.

     NOW THE COMMISSION, having considered the application, the Staff Report, and applicable law, is of the opinion that the application should be approved.

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We find that the public  convenience and necessity  requires that Virginia Power acquire the Facilities. We also find that the proposed transfer will not impair or jeopardize adequate service at just and reasonable rates.

     Accordingly, IT IS ORDERED THAT:

     (1) Pursuant to the Utility Transfers Act, ss.ss. 56-88 and 56-90 of the Code of Virginia, Virginia Power is hereby granted authority to acquire the Facilities referenced above and described in its application.

     (2) Pursuant to ss. 56-265.2 of the Code of Virginia, Virginia Power is hereby authorized to acquire the Facilities as referenced above and described in its application.

     (3) The Company shall submit to the Commission's Director of Public Utility Accounting within sixty (60) days of the acquisition taking place, a report of the action taken pursuant to the authority granted herein. Such report shall include the date the transaction took place and the amount Virginia Power paid for the Facilities.

     (4) There being nothing further to come before the Commission, this case shall be dismissed and the papers filed herein placed in the file for ended causes.

     ATTESTED  COPIES HEREOF shall be mailed by the Clerk of the  Commission to:
James C. Roberts, Esquire, and Donald G. Owens, Esquire, Mays & Valentine, L.L.P., 1111 East Main Street, Richmond, Virginia 23219; Pamela J. Walker, Esquire, Dominion Resources Services, Inc., 120 Tredegar Street, Richmond, Virginia 23219; and the Commission's Divisions of Economics and Finance, Energy Regulation, and Public Utility Accounting.


                                         /s/ Clerk of the State Corporation
                                         Commission